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FuelCell Energy Reports Third Quarter 2008 Results
and Latest Accomplishments

•	Product sales and revenues tripled over the prior year quarter
•	Product cost-to-revenue ratio of 1.68 vs. 1.91 a year ago
•	Product backlog doubled from the prior year quarter
•	Increased production rate to 30 MW annually

DANBURY, Conn. - August 27, 2008 -- FuelCell Energy, Inc. (NasdaqNM: FCEL), a leading manufacturer of high efficiency ultra-clean power plants using renewable biogas and other fuels for commercial, industrial and utility customers, today reported results and accomplishments for its third fiscal quarter and nine months ended July 31, 2008.

Financial Results
FuelCell Energy reported a 106 percent increase in revenues for the third quarter of fiscal 2008 of $27.9 million, compared to $13.5 million in the same period a year ago. Product sales and revenues tripled to $23.2 million compared to $7.8 million in the third quarter of 2007. Demand for FuelCell Energy’s power plants continues to expand driven by the worldwide movement to reduce greenhouse gas emissions and to increase the efficient use of fuels. During the third quarter of 2008, FuelCell Energy increased its manufacturing run rate to 30 megawatts (MW) annually in order to fulfill backlog. Research and development contract revenue was $4.7 million compared to $5.7 million in 2007.

Product costs declined resulting in a product cost-to-revenue ratio of 1.68 in the third quarter of 2008 compared with 1.91 in the same period a year ago. Increased sales of megawatt-class power plants and reduction of unit costs across all product lines led to improved product margin. MW-class plants cost less to produce on a per kilowatt basis than the Company’s sub-MW power plants. During the quarter, the cost ratio was impacted by a manufacturing defect in fuel cell stack production resulting in a $2.0 million charge to cost of sales.

The Company’s product backlog, including long-term service agreements, as of July 31, 2008 was $100.7 million, 103 percent above the $49.6 million reported as of July 31, 2007. The increase was primarily due to orders from the Company’s South Korean partner POSCO Power. The research and development contract backlog totaled $5.5 million compared to $22.1 million as of July 31, 2007.

In the third quarter of fiscal 2008, net loss to common shareholders was $26.8 million or $0.39 per basic and diluted loss per share compared to a net loss to common shareholders of $16.2 million or $0.24 per basic and diluted share in the same period of the previous year. Research and development expenses decreased by 17.8 percent to $5.7 million. Interest and other income of $0.9 million was lower by approximately $2.3 million due to lower average invested balances, lower interest rates, and lower research and development tax credits earned compared to the prior year. Losses expanded as higher volumes of product sales and revenues resulted in increased operating losses, albeit at a lower rate than in the prior year as product margins improved.

FUELCELL ENERGY THIRD QUARTER 2008 RESULTS

Total cash and investments were $104.4 million as of July 31, 2008. Net use of cash and investments for the third quarter was $17.4 million, which included capital spending of approximately $2.6 million. Depreciation expense for the quarter ended July 31, 2008 was approximately $2.2 million.

For the nine months ended July 31, 2008, FuelCell Energy reported revenue of $74.6 million, compared with $31.8 million in the same period a year ago. Product sales and revenues were $59.4 million, an increase of 176 percent over the $21.6 million in 2007. The product cost-to-revenue ratio was 1.65, compared with 2.07 for the nine-month period a year ago, reflecting lower per unit production costs and the change in product mix to MW-class power plants. Research and development contract revenue was $15.1 million, compared to $10.2 million in the comparable 2007 period.

For the nine months ended July 31, 2008, FuelCell Energy reported a net loss to common shareholders of $72.3 million or $1.06 per basic and diluted share compared to a loss of $55.1 million or $0.92 per basic and diluted share in the same period a year ago. Losses expanded as higher volumes of product sales and revenues resulted in increased operating losses.

Key Corporate Developments

“Our strong backlog demonstrates the growing demand for high efficiency, ultra-clean power generation,” R. Daniel Brdar, FuelCell Energy’s Chairman and CEO said. “We have increased our production rate to 30 MW annually to respond to this demand while we continue to reduce product costs.”

Leadership in Key Markets
South Korea: On August 15th, the President of South Korea announced his plan to increase the country’s energy self-sufficiency to 50 percent from 5 percent through the promotion of low-carbon green energy technologies such as fuel cells. The country has put in place incentive programs for utilities and independent power producers to adopt clean energy technology that meets its low-carbon, high fuel efficiency goals.

POSCO Power, FuelCell Energy’s distribution and manufacturing partner in South Korea, has ordered over 38 MW of mostly MW-class fuel cells since partnering with FuelCell Energy in 2007. In addition, POSCO Power’s fuel cell balance of plant manufacturing facility in Pohang City is scheduled to open in September with a capacity of 50 MW, with plans to increase capacity to 100 MW by 2010. FuelCell Energy is currently delivering complete power plants to POSCO Power and will transition to fuel cell modules in the second half of 2009. POSCO Power will integrate the modules with the electrical and mechanical subsystems (the balance of plant) they build in their facilities.

California: California is a world leader in adopting alternative energy projects. As California manages its electrical supply, its focus is moving to the value of electrical efficiency and 24/7 operation to better balance the utility grid to actual electricity use. Because fuel cells run all of the time, they provide ultra-clean baseload power when wind, solar and other alternative energy technologies may not be available.

Earlier this year, California modified its Self-Generation Incentive Program that provides end users with incentives to purchase clean power generation including fuel cells. The incentive program cap was increased to 3 MW from 1 MW and the funded amount was doubled to $179 million allowing FuelCell Energy to broaden its target market to include more of its MW-class products.

FUELCELL ENERGY THIRD QUARTER 2008 RESULTS

Connecticut: Connecticut’s Renewable Portfolio Standard requires utilities to purchase approximately 800 MW of Class 1 clean energy by 2020. To begin the process, the state passed legislation requiring utilities to contract for the first 150 MW and the Connecticut Department of Public Utility Control (DPUC) approved 16.2 MW of projects incorporating FuelCell Energy’s 2.4 MW DFC3000 power plants. These projects have system efficiencies of approximately 60 percent, saving energy costs and reducing CO2 emissions. Upon the passage of the Investment Tax Credit (ITC) extension now pending before Congress, the Company anticipates final contracts.

Round 3 of Connecticut’s Project 150 calls for utilities to sign the next 25 MW of clean energy contracts. Project developers have submitted a number of proposals using FuelCell Energy’s DFC3000. Three of the proposed projects include the Company’s DFC-ERG™, its natural gas letdown station system, and another proposal incorporates its DFC/T, which combines a DFC3000 fuel cell with a turbine. These power plants have an electrical efficiency of approximately 60 percent, feature low emissions and reduced carbon dioxide. The Connecticut Clean Energy selections and DPUC hearings on the proposals are scheduled for the fall.

Cost Reduction
FuelCell Energy continues to reduce product costs. In 2008, the Company is on track to achieve its cost reduction target of 20 percent for the MW-class power plants. The Company expects to increase the power output of the DFC1500 and DFC3000 to 1.4 MW and 2.8 MW respectively, and go into production in mid-2009. Additional cost savings are expected to come from a more cost effective balance of plant design, improvements in repeating components materials costs and yield improvements, and a new lower cost module. Increased production volumes over our current run rate could further reduce product costs.

MW-class power plants and modules account for approximately 90 percent of the product backlog and the mix is expected to move primarily to DFC3000 power plants and modules in fiscal 2009. Volume increases and design changes incorporated into production are expected to drive multi-MW power plants and modules to gross margin profitability in the latter half of calendar 2009.

Research and Development Contracts
FuelCell Energy’s Vision 21 program to develop the DFC/T that combined its fuel cell with a turbine to achieve an electrical efficiency of approximately 58 percent exceeded all of its milestones and a multi-MW version is now being introduced to the market.

During the quarter, the Company received a $1.5 million award from the U.S. Army Engineer and Development Research Center’s Construction Engineering Research Laboratory (ERDC-CERL) to continue the development and demonstration of their Electrochemical Hydrogen Separation (EHS) system. The EHS system, when combined with FuelCell Energy’s Direct FuelCell power plants (DFC-H2-EHS) provides an attractive solution for distributed generation of electricity and hydrogen for transportation and industrial purposes using renewable fuel sources as well as readily available fuels like natural gas and propane.

Conference Call Information
FuelCell Energy will host a conference call with investors beginning at 10:00 a.m. Eastern Time on August 28 to discuss the third quarter 2008 results.

The details for accessing the live call are as follows:

•	From the U.S. or Canada please dial 877-545-1489
•	Outside the U.S. and Canada, please call 719-325-4917
•	The passcode is FuelCell Energy
•	The live webcast will be on the Investors’ section of the Company’s website at www.fuelcellenergy.com.

FUELCELL ENERGY THIRD QUARTER 2008 RESULTS

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call until Thursday September 4th at midnight:

•	From the U.S. and Canada please dial 888-203-1112
•	Outside the U.S. or Canada please call 719-457-0820
•	Enter confirmation code 9957465
•	The webcast will also be archived on the Investors’ section of the Company’s website at www.fuelcellenergy.com.

About FuelCell Energy, Inc.
FuelCell Energy is the world leader in the development and production of stationary fuel cells for commercial, industrial, municipal and utility customers. FuelCell Energy’s ultra-clean and high efficiency DFC® fuel cells are generating power at over 45 locations worldwide. The company’s power plants have generated more than 230 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers, trading companies and power companies around the world. The company also receives funding from the US Department of Energy and other government agencies for the development of leading edge technologies such as hybrid fuel cell/turbine generators and solid oxide fuel cells. For more information please visit our website at www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T and FuelCell Energy, Inc. are registered trademarks of FuelCell Energy, Inc. DFC-ERG is a trademark jointly owned by FuelCell Energy, Inc. and Enbridge, Inc.

CONTACT:
FuelCell Energy, Inc.
Lisa Lettieri
203-830-7494
ir@fce.com

(Tables Follow)

FUELCELL ENERGY THIRD QUARTER 2008 RESULTS

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	July 31, 2008 (Unaudited)	October 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$50,920	$92,997
Investments: U.S. treasury securities	26,746	60,634
Accounts receivable, net	19,780	10,063
Inventories, net	27,116	29,581
Other current assets	8,895	7,730
Total current assets	133,457	201,005

Property, plant and equipment, net	38,761	39,612
Investments: U.S. treasury securities	26,725	--
Investment and loan to affiliate	10,939	12,216
Other assets, net	485	355
Total assets	$210,367	$253,188

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$776	$924
Accounts payable	16,389	9,516
Accounts payable due to affiliate	911	2,881
Accrued liabilities	8,948	8,511
Deferred license fee income	600	--
Deferred revenue and customer deposits	33,959	20,486
Total current liabilities	61,583	42,318

Long-term deferred revenue	3,084	4,401
Long-term debt and other liabilities	3,116	613
Total liabilities	67,783	47,332
Redeemable minority interest	12,835	11,884
Redeemable preferred stock ($0.01 par value, liquidation preference of $64,120 at July 31, 2008 and October 31, 2007.)	59,950	59,950
Shareholders’ equity:
Common stock ($.0001 par value); 150,000,000 shares authorized at July 31, 2008 and October 31, 2007; 68,753,256 and 68,085,059 shares issued and outstanding at July 31, 2008 and October 31, 2007, respectively.	7	7
Additional paid-in capital	577,594	571,944
Accumulated deficit	(507,802)	(437,929)
Treasury stock, Common, at cost (8,981 and 12,282 shares at July 31, 2008 and October 31, 2007, respectively)	(90)	(126)
Deferred compensation	90	126
Total shareholders’ equity	69,799	134,022
Total liabilities and shareholders’ equity	$210,367	$253,188

FUELCELL ENERGY THIRD QUARTER 2008 RESULTS

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2008	2007
Revenues:
Product sales and revenues	$23,220	$7,807
Research and development contracts	4,684	5,737
Total revenues	27,904	13,544

Costs and expenses:
Cost of product sales and revenues	39,010	14,903
Cost of research and development contracts	4,373	4,718
Administrative and selling expenses	4,926	4,676
Research and development expenses	5,741	6,980
Total costs and expenses	54,050	31,277

Loss from operations	(26,146)	(17,733)

Interest expense	(16)	(24)
Loss from equity investments	(245)	(414)
Interest and other income, net	900	3,152

Loss before redeemable minority interest	(25,507)	(15,019)

Redeemable minority interest	(473)	(421)

Loss before provision for income taxes	(25,980)	(15,440)

Provision for income taxes	--	--

Net loss	(25,980)	(15,440)

Preferred stock dividends	(802)	(802)

Net loss to common shareholders	$(26,782)	$(16,242)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(0.39)	$(0.24)
Basic and diluted weighted average shares outstanding	68,703,812	67,939,527

FUELCELL ENERGY THIRD QUARTER 2008 RESULTS

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Nine Months Ended July 31,
	2008	2007
Revenues:
Product sales and revenues	$59,428	$21,567
Research and development contracts	15,138	10,194
Total revenues	74,566	31,761

Costs and expenses:
Cost of product sales and revenues	98,207	44,679
Cost of research and development contracts	13,644	8,758
Administrative and selling expenses	15,536	13,866
Research and development expenses	17,157	20,489
Total costs and expenses	144,544	87,792

Loss from operations	(69,978)	(56,031)

License fee income, net	--	34
Interest expense	(65)	(72)
Loss from equity investments	(1,295)	(1,032)
Interest and other income, net	2,849	5,654

Loss before redeemable minority interest	(68,489)	(51,447)

Redeemable minority interest	(1,384)	(1,233)

Loss before provision for income taxes	(69,873)	(52,680)

Provision for income taxes	--	--

Net loss	(69,873)	(52,680)

Preferred stock dividends	(2,406)	(2,406)

Net loss to common shareholders	$(72,279)	$(55,086)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(1.06)	$(0.92)
Basic and diluted weighted average shares outstanding	68,499,395	59,967,137